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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


(Print of Type Responses)
--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

Neuson AG
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

Haidfeldstrasse 37
--------------------------------------------------------------------------------
                                    (Street)

4060 Linz-Leonding
     Austria
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

--------------------------------------------------------------------------------
2.   Date of Event Requiring Statement (Month/Day/Year)

12/06/2001
--------------------------------------------------------------------------------
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


--------------------------------------------------------------------------------
4.   Issuer Name and Ticker or Trading Symbol

Gehl Company

Trading Symbol (NASDAQ): GEHL
--------------------------------------------------------------------------------
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


--------------------------------------------------------------------------------
6.   If Amendment, Date of Original (Month/Day/Year)


--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                                         689,749     Direct
------------------------------------------------------------------------------------------------------------------------------------

                                                                                       By Baumaschinen
                                                                                       AG, principal
                                                                                       shareholder of
Common Stock                                         689,749     Indirect              Neuson AG.
------------------------------------------------------------------------------------------------------------------------------------

                                                                                       By PIN
                                                                                       Privatstiftung,
                                                                                       principal
                                                                                       shareholder of
                                                                                       Baumaschinen AG
                                                                                       principal
                                                                                       shareholder of
Common Stock                                         689,749     Indirect              Neuson AG.
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================


              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

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


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================


Explanation of Responses:

     This statement is being filed jointly by Neuson AG ("Neuson") and its principal shareholder, Baumaschinen AG ("Baumaschinen"), and Baumachinen's principal shareholder, PIN Privatstiftung ("PIN") (collectively, the "Reporting Persons"). Neuson, Baumaschinen and PIN do not admit they constitute a group.

     The 689,749 Shares of the common stock of Gehl Company that are the subject of this Form 3 filing are held in Neuson's name directly and are held indirectly by Baumachinen and PIN through their relationship with Neuson. The event that requires the filing of this Form 3 is the Stock Purchase Agreement dated December 6, 2001 (filed as Exhibit 2 to Neuson's Schedule 13D filed on December 7, 2001) between Neuson and the sellers party thereto (the "Sellers"). Pursuant to such Stock Purchase Agreement, Neuson, and the other Reporting Persons, through Neuson, purchased 378,399 shares of Gehl Company from the Sellers, increasing their shareholding in Gehl Company from 311,350 to 689,749 shares.

    Attached as Appendix 1 is a list of the names and addresses of Baumaschinen and PIN.

                  Neuson AG

                  By:  /s/  Kurt Helletzgruber
                       -----------------------
                       Kurt Helletzgruber
                       Managing Director

                  And

                  By:  /s/  Johannes Neunteufel
                       -----------------------
                       Johannes Neunteufel
                       Managing Director

                  Baumaschinen AG

                  By:  /s/  Kurt Helletzgruber
                       -----------------------
                       Kurt Helletzgruber
                       Managing Director

                  PIN Privatstiftung

                  By:  /s/  Kurt Helletzgruber              December 11, 2001
                       -----------------------           -----------------------
                       Kurt Helletzgruber                         Date
                       Managing Director

                  And

                  By:  /s/  Johannes Neunteufel
                       -----------------------
                       Johannes Neunteufel
                       Managing Director

         ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

         Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,

                  See Instruction 6 for procedure.

                           Appendix 1 -- Joint Filers


1.       Baumachinen AG
         Haidfeldstrasse 37
         4060 Linz-Leonding
         Austria

         Date of Event Requiring Statement:      December 6, 2001

         Issuer Name:                            Gehl Company

         Issuer Trading Symbol:                  GEHL


2.       PIN Privatstiftung
         Gaisbergerstrasse 52
         4031 Linz
         Austria

         Date of Event Requiring Statement:      December 6, 2001

         Issuer Name:                            Gehl Company

         Issuer Trading Symbol:                  GEHL